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                                                                    EXHIBIT 23.9

        CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION.

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[DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                 June 24, 1999

Medical Manager Corporation
3001 North Rocky Point Drive East
Suite 400
Tampa, FL 33607

Ladies and Gentlemen:

     We hereby consent to (i) the inclusion of our opinion letter, dated as of June 24, 1999, to the Board of Directors of Medical Manager Corporation (the "Company") as Annex C to the Joint Proxy Statement/Prospectus of the Company and Synetic, Inc. ("Synetic"), which forms a part of this Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof (the "Joint Proxy Statement/Prospectus"); and (ii) all references to DLJ in the sections captioned "Summary -- Opinions of Financial Advisors"; "The Merger -- Background of the Merger"; "The Merger -- Recommendation of the Medical Manager Board of Directors; Reasons of Medical Manager for the Merger"; and "The Merger -- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation" of the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                     DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION

                    By: /s/ Donaldson, Lufkin & Jenrette Securities Corporation
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